Exhibit 99.1

625 Liberty Avenue

Suite 1700

Pittsburgh, PA 15222

Analysts:	Patrick Kane
412.553.7833
pkane@eqt.com

Media:	Karla Olsen
412.553.5726
kolsen@eqt.com

EQT Corporation Elects New Board Member

PITTSBURGH, Sept. 28, 2010 – EQT Corporation (NYSE: EQT) today announced the election of a new member to its Board of Directors.

Stephen A. Thorington brings three decades of experience in energy company management, finance and corporate development, as well as natural gas exploration and production.  Thorington retired in 2006 from Plains Exploration and Production Co. having served as Executive Vice President and Chief Financial Officer.  He held similar executive management positions at Plains Resources, Inc., Ocean Energy, Inc., Seagull Energy Co. and The Chase Manhattan Bank.

“Stephen has a proven track record for creating shareholder value in the exploration and production industry,” said David Porges, EQT President and Chief Executive Officer.  “We look forward to utilizing Stephen’s broad experience to capture value from our extensive Appalachian Basin reserves.”

Thorington will serve as a member of the Audit Committee of the Board.  Thorington also currently serves as a member of the Board of Directors of KMG Chemicals, Inc. in Houston, TX.

Thorington resides in Houston.  He holds a Bachelor of Business Administration degree from the University of Texas and a Masters of Business Administration degree from Rice University.

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com; Investor information is available on that site at http://ir.eqt.com.  EQT Corporation uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.